Exhibit 10.2

«First_Name» «Last_Name»
«Street_Address»
«City_», «State» «Zip_Code»

Dear «First_Name»:
We are pleased to confirm that in connection with the sale of Hartford Life, Inc. to Hopmeadow Acquisition, Inc. (the “Talcott Sales Transaction”) and your commencement of employment with Talcott Resolution Life Insurance Company (“Talcott Resolution”), we are replacing any award previously made to you by The Hartford under its Long Term Incentive Plan that you forfeited solely as a result of the termination of your employment from The Hartford due to the Talcott Sales Transaction with a one-time cash award equal to the value of your forfeited awards. Your replacement cash award has the same vesting schedules as your forfeited awards. The details about your replacement award are set forth on the attached Schedule A.
Sincerely,

Schedule A
LTI Cash Replacement Awards
For
[EMPLOYEE]

Form of Forfeited Award under The Hartford Plan	Value of Forfeited Award	Cash Replacement	Vesting Schedule
[Option Award][Performance Share Award][Restricted Stock Unit Award][Restricted Stock]	$[●]	$[●]	[●]
[Option Award][Performance Share Award][Restricted Stock Unit Award][Restricted Stock]	$[●]	$[●]	[●]
[Option Award][Performance Share Award][Restricted Stock Unit Award][Restricted Stock]	$[●]	$[●]	[●]
[Option Award][Performance Share Award][Restricted Stock Unit Award][Restricted Stock]	$[●]	$[●]	[●]
[Option Award][Performance Share Award][Restricted Stock Unit Award][Restricted Stock]	$[●]	$[●]	[●]

Consequences of Termination of Employment
Death, Total Disability and Retirement. If your active employment ceases during the applicable vesting period as a result of your death, total disability, or retirement, your award will be treated as follows: awards granted in 2016 will be prorated for the portion of the vesting period you were actively employed, and awards granted in 2017 or 2018 will vest in full. Within 90 days following your termination of employment (or, in the case of death or total disability, by March 15 of the year following your termination, if earlier), you will receive a distribution of your award (or prorated award, as applicable), provided, however, that if such 90-day period spans two calendar years, payment will be made in the second calendar year.
Involuntary Termination and Receiving Severance. If your employment is terminated at least one year after the original grant date of your award under The Hartford plan and you receive severance pay pursuant to the severance pay plan applicable to you, you will receive, within 90 days following your termination of employment (or, if earlier, by March 15 of the year following your termination), a prorated award for the portion of the vesting period you were actively employed, provided, however, that if such 90-day period spans two calendar years, payment will be made in the second calendar year.
All Other Cases (Including Voluntary Termination). If your active employment ceases for any other reason (including as a result of your voluntary resignation), during the vesting period, all of your replacement LTI awards shall be forfeited.
Specified Employee Delay. If you are a “specified employee” and any payment is required to be deferred to comply with Section 409A of the Internal Revenue Code, payment will be made six months after you separate from service.

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